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                                                                     EXHIBIT 4.4

                                AMENDMENT NO. 3
                             TO THE CERADYNE, INC.
                           1994 STOCK INCENTIVE PLAN



     The following amendment to the 1994 Stock Incentive Plan of Ceradyne, Inc., a Delaware corporation (the "Company"), was duly adopted by the Board of Directors on April 21, 1997.

     The first sentence of Section 4.1 of the Company's 1994 Stock Incentive Plan is hereby amended to read as follows:

               "4.1  Shares Subject to the Plan.  A total of 550,000 shares of
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          Common Stock may be issued under the Plan, subject to adjustment as to the number and type of shares pursuant to Section 4.2 hereof."



                                  EXHIBIT 4.4